**Cozen O'Connor Letterhead**

Cytomedix, Inc.
416 Hungerford Drive, Suite 330
Rockville, MD 20850

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Cytomedix, Inc., a Delaware corporation (the "Company"), of up to an aggregate of 2,000,000 (the "Shares") shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), together with warrants (the "Warrants") to purchase up to an additional 1,000,000 shares of Common Stock, together with any additional shares of Common Stock issuable upon "rounding up" of the fractional shares issuable upon the exercise of the Warrants (collectively, the "Warrant Shares"), pursuant to a Registration Statement on Form S-3 (File No. 333-147793) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), the related Prospectus included therein and the Prospectus Supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the "Prospectus Supplement").

In rendering this opinion, we have examined and relied upon the Registration Statement and the related Prospectus and Prospectus Supplement, the form of Warrant to be filed as an exhibit to a Current Report of the Company on Form 8-K, the Company's Certificate of Incorporation and By-laws, as currently in effect, the resolutions of the Company's Board of Directors authorizing, among other things, the issuance of the Shares and the Warrants, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. With regard to the Warrant Shares, we have assumed that at the time of issuance or sale, a sufficient number of shares of Common Stock are authorized and available for issuance. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when issued and sold in accordance with the Registration Statement and the related Prospectus and Prospectus Supplement, will be duly authorized, validly issued, fully paid and nonassessable, (ii) the Warrant Shares, when issued and sold in accordance with the Warrant, Registration Statement and the related Prospectus and Prospectus Supplement, will be duly authorized, validly issued, fully paid and nonassessable, and (iii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold in accordance with the Registration Statement and the related Prospectus and Prospectus Supplement, will be valid and binding obligations of the Company in accordance with their respective terms.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware.

We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Sincerely,

*/s/ Cozen O'Connor*

Cozen O'Connor